Staffing 360 Solutions Regains Compliance with Nasdaq’s Continued Listing Requirements

New York, NY – January 22nd, 2018 – Staffing 360 Solutions, Inc. (NASDAQ CM: STAF) (“STAF 360” or “the Company”), a staffing solutions company executing an international buy-and-build strategy in the US and the UK, today announced that it has received a letter from the Listing Qualifications Department of The Nasdaq Stock Market notifying it that STAF has regained compliance with Listing Rule 5550(a)(2), the minimum bid price requirement for continued listing on The Nasdaq Capital Market, and that the matter is now closed.

“Following a transformational 2017, our focus for 2018 will include executing new business initiatives, fostering growth, and achieving profitability. STAF 360 is well-positioned to consolidate a fragmented staffing industry market and advance towards becoming a $500 million revenue company within the next two years.  We are committed to delivering long-term value to our shareholders,” said Brendan Flood, Chairman and Chief Executive Officer.

About Staffing 360 Solutions, Inc.

Staffing 360 Solutions, Inc. (Nasdaq: STAF) is a public company in the staffing sector engaged in the execution of an international buy-and-build strategy through the acquisition of domestic and international staffing organizations in the United States and in the United Kingdom.  The Company believes that the staffing industry offers opportunities for accretive acquisitions that will drive its annual revenues to $500 million.  As part of its targeted consolidation model, the Company is pursuing acquisition targets in the finance and accounting, administrative, engineering, IT, and light industrial staffing space.  For more information, please visit: www.staffing360solutions.com.

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Forward-Looking Statements

This press release contains forward-looking statements, which may be identified by words such as "expect," "look forward to," "anticipate" "intend," "plan," "believe," "seek," "estimate," "will," "project" or words of similar meaning.  Although Staffing 360 Solutions, Inc. believes such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained.  Actual results may vary materially from those expressed or implied by the statements herein, including the goal of achieving annualized revenues of $500 million, due to the Company’s ability to successfully raise sufficient capital on reasonable terms or at all, to consummate additional acquisitions, to successfully integrate newly acquired companies, to organically grow its business, to successfully defend potential future litigation, changes in local or national economic conditions, the ability to comply with contractual covenants, including in respect of its debt, as well as various additional risks, many of which are now unknown and generally out of the Company’s control, and which are detailed from time to time in reports filed by the Company with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.  Staffing 360 Solutions does not undertake any duty to update any statements contained herein (including any forward-looking statements), except as required by law.

Contacts:

Staffing 360 Solutions, Inc.

Brendan Flood, Chairman and CEO

brendan.flood@staffing360solutions.com / +1 (646) 507-5715

David Faiman, Chief Financial Officer

info@staffing360solutions.com /+1 (646) 507-5711

Investor Relations:

The Equity Group, Inc.

Lena Cati

lcati@equityny.com / +1 (212) 836-9611

Devin Sullivan

dsullivan@equityny.com / +1 (212) 836-9608